Exhibit 99.1

Contact: PXRE Group Ltd. Robert P. Myron Chief Financial Officer 441-296-5858 bob.myron@pxre.com	Investors: Citigate Sard Verbinnen Jamie Tully/Lesley Bogdanow 212-687-8080 jtully@sardverb.com

PXRE Group Ltd. PXRE House 110 Pitts Bay Road, Pembroke HM 08 Bermuda 441 296 5858 441 296 6162 FAX

PXRE REPORTS SECOND QUARTER RESULTS NET INCOME OF $2.1 MILLION

     HAMILTON, Bermuda – (PR Newswire) – August 7, 2006 – PXRE Group Ltd. (NYSE: PXT) today announced results for the second quarter ended June 30, 2006. Notable items for the quarter included:

•	On a fully diluted basis, book value per share was $6.51 at June 30, 2006
•	Net income before convertible preferred share dividends was $2.1 million compared to $43.5 million in the second quarter of 2005

     Jeffrey L. Radke, President & Chief Executive Officer of PXRE Group, commented, "Our Board of Directors remains focused on finding a strategic alternative that would maximize value for shareholders.”

     Mr. Radke continued, “PXRE’s catastrophe exposure is declining as a result of the cancellations and non-renewals in our reinsurance portfolio. As of August 1, 2006, approximately 82% of our in-force business that was in effect on January 1, 2006 has either been cancelled or non-renewed, and it is anticipated that this percentage will increase as additional contracts are non-renewed on a going forward basis. Despite these cancellations and non-renewals, we will continue to have significant catastrophe exposures for the balance of 2006.”

     Mr. Radke continued, “We have also seen continued evidence that our loss reserves for Hurricanes Katrina, Rita and Wilma are adequate. For the second consecutive quarter, we did not experience any material development on our reserves for the 2005 hurricanes. Additionally, we engaged a nationally recognized actuarial firm to review our groupwide loss reserves as of June 30, 2006 and their loss estimates for the 2005 hurricanes, as well as for the remainder of our reserves, were consistent with the level of our carried reserves. Property loss reserves for hurricane events tend to mature more quickly than most other types of property and casualty loss reserves. While the unique causation issues surrounding Hurricane Katrina introduce more uncertainty than is usually the case for hurricane events, our industry has historically seen little change in property loss reserves associated with hurricanes after one year or more has passed since the event occurred.”

     Mr. Radke continued, “We are hopeful that the Company will be able to achieve a strategic alternative that is attractive to our shareholders. If our Board of Directors concludes that no other alternative would be in the best interests of our shareholders, it may determine that the best option is to place PXRE's reinsurance business into runoff and eventually commence an orderly winding up of PXRE’s operations over some period of time that is not currently determinable. We have therefore begun to take various steps to facilitate such a runoff, including the negotiation of commutations. During the second quarter, our exited lines reserves decreased by approximately 46%, primarily due to commutations. We have also begun discussions with a number of our largest cedents to negotiate commutations of our 2005 hurricane reserves.”

     For the quarter ended June 30, 2006, net income before convertible preferred share dividends was $2.1 million compared to $43.5 million in the second quarter of 2005. The decrease in net income is primarily attributable to a decrease in net premiums earned due to the cancellation or non-renewal of many of our assumed reinsurance contracts following our ratings downgrade in February 2006, offset by the absence of any significant loss events in the quarter.

     Net premiums earned for the quarter decreased 82%, or $68.1 million, to $15.3 million from $83.4 million for the year-earlier period. This decrease in net premiums earned can be attributed to the cancellations or non-renewal of the majority of our reinsurance portfolio following our ratings downgrades by the major rating agencies in February 2006. The decrease in net premiums earned also reflected an increase in ceded premiums earned of $10.2 million associated with increased excess of loss retrocessional catastrophe coverage during 2006, including a collateralized catastrophe facility entered into during the fourth quarter of 2005 to protect the Company against a severe catastrophe event.

Revenues and Net Premiums Earned

($000's)	Three Months Ended June 30,			Six Months Ended June 30,

	2006	2005	Change %	2006	2005	Change %

Revenues	$25,206	$90,082	(72)	$115,737	$180,062	(36)

Net Premiums Earned:
Cat & Risk Excess	$15,442	$83,371	(81)	$92,438	$163,512	(43)
Exited	(133)	49	(371)	(42)	(658)	(94)

	$15,309	$83,420	(82)	$92,396	$162,854	(43)

     Net premiums written in the second quarter of 2006 decreased by $91.4 million, to negative $27.9 million from $63.5 million for the same period of 2005. This decrease in net premiums written is due to the high level of return premiums attributable to the cancellation of many of our reinsurance contracts following our ratings downgrades by the major rating agencies in February 2006. In addition, one large North America pro rata contract was terminated on a cut-off basis during the quarter, which resulted in a reduction of written premium of $18.1 million compared to the same period of 2005. The decrease in net premiums written was also due to an increase in ceded premiums written of $2.4 million associated with excess of loss retrocessional catastrophe coverage during 2006, including a collateralized catastrophe facility entered into during the fourth quarter of 2005 to protect the Company against a severe catastrophe event.

Net Premiums Written

($000's)	Three Months Ended June 30,			Six Months Ended June 30,

	2006	2005	Change %	2006	2005	Change %

Net Premiums Written:
Cat & Risk Excess	$(27,772)	$63,411	(144)	$51,034	$177,721	(71)
Exited	(134)	43	(412)	(47)	(661)	(93)

	$(27,906)	$63,454	(144)	$50,987	$177,060	(71)

     Net investment income for the second quarter of 2006 increased 98%, or $6.6 million, to $13.2 million from $6.7 million for the corresponding period of 2005 primarily as a result of a $7.0 million increase in income from our fixed maturity and short-term investment portfolio, offset, in part, by a $0.6 million decrease in income from our hedge funds. The increase in income from our fixed income and short-term investment portfolio was due to a net return on the fixed maturity and short-term investment portfolios of 5.1% for the quarter, on an annualized basis, compared to 3.6% during the comparable prior year period and an increase in invested assets attributable to cash flow principally from the proceeds of capital raising activities in the fourth quarter of 2005. The decrease in income from our hedge fund portfolio was the result of a return of negative 1.4 % on the hedge funds for the quarter compared to positive 0.1% for the second quarter of 2005. As previously communicated, PXRE submitted redemption notices for its entire hedge fund portfolio in February 2006, and as a result income from hedge funds is expected to significantly decrease in future quarters as we receive the proceeds from our various hedge fund investments. As of June 30, 2006 we have received the redemption proceeds from 79% of the hedge fund assets held on our December 31, 2005 balance sheet. Net realized investment losses for the second quarter of 2006 were $3.4 million compared to $0.2 million in the second quarter of 2005, primarily due to $3.3 million in other than temporary impairment charges.

     PXRE's GAAP loss ratio for the second quarter of 2006 was 5.6% compared to 30.1% for the second quarter of 2005. Losses and loss expenses incurred in the second quarter of 2006 were $0.9 million. While there were no significant property catastrophe losses during the second quarter of both 2006 and 2005, we had overall favorable loss reserve development of $7.5 million on prior year reserves during the quarter ended June 30, 2006. We did not experience material development on our reserves for the 2005 hurricanes during the quarter.

     The expense ratio was 104.5% for the second quarter of 2006 compared to 24.0% in the year-earlier quarter due to the decrease in net premiums earned and an increase in operating expenses of $0.9 million in 2006 related to additional fees to attorneys and financial advisors which have been incurred as a result of our ratings downgrades, the Board of Directors’ decision to explore strategic alternatives for the Company and the class action securities lawsuits filed against the Company during the quarter.

GAAP Ratios

	Three Months Ended June 30,		Six Months Ended June 30,

	2006	2005	2006	2005

Loss Ratio, All Lines	5.6%	30.1%	20.2%	42.7%
Expense Ratio	104.5	24.0	41.8	23.6

Combined Ratio	110.1%	54.1%	62.0%	66.3%

Loss Ratio, Cat & Risk Excess	10.7%	28.5%	19.0%	41.9%

     In the fourth quarter of 2005, PXRE sponsored a catastrophe bond transaction which was determined to be a derivative and recorded at fair value on the Company’s balance sheet. The increase of $2.3 million in other reinsurance related expense was due to the change in fair value of this derivative during the quarter ended June 30, 2006.

     Operating results reflect a tax benefit of $1.0 million for the second quarter of 2005. No tax benefit was recognized during the second quarter of 2006.

     On a fully diluted basis, book value per share increased to $6.51 at June 30, 2006 from $6.50 per share at March 31, 2006. During the second quarter of 2006, PXRE recorded a change in net after-tax unrealized depreciation in investments of $0.7 million in other comprehensive income, which resulted in a $0.01 decrease in fully diluted book value per share. The cause of this decrease in value was primarily an increase in interest rates during the quarter.

     PXRE – with operations in Bermuda, Europe and the United States – provides reinsurance products and services to a worldwide marketplace. The Company's primary focus is providing property catastrophe reinsurance and retrocessional coverage. The Company also provides marine, aviation and aerospace products and services. The Company's shares trade on the New York Stock Exchange under the symbol “PXT.”

     PXRE Group Ltd. is scheduled to hold a conference call with respect to its second quarter financial results on Tuesday, August 8, 2006 at 10:00 a.m. Eastern Time.

     A live webcast of the conference call will be available online at www.pxre.com. The dial-in numbers are (800) 479-1628 for U.S. and Canadian callers and (719) 457-2729 for international callers. Following the conclusion of the presentation, the webcast will remain available online through September 8, 2006 at www.pxre.com. In addition, a replay of the call will be available from August 8, 2006 – August 15, 2006 by dialing (888) 203-1112. Callers dialing from outside the U.S. and Canada can access the replay by dialing (719) 457-0820. Please enter 6634737 as the conference ID.

     Quarterly financial statements are expected to be available on the Company's website under the press release section of News and Events after market close on August 7, 2006. To request other printed investor material from PXRE or additional copies of this news release, please call (441) 296-5858, send e-mail to Investor.Relations@pxre.com, or visit www.pxre.com.

     Statements in this release that are not strictly historical are forward-looking and are based upon current expectations and assumptions of management. Statements included herein, as well as statements made by or on behalf of PXRE in its communications and discussions with investors and analysts in the normal course of business through meetings, phone calls and conference calls, which are not historical in nature are intended to be, and are hereby identified as, "forward-looking statements" for purposes of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934 as amended. These forward-looking statements, identified by words such as “intend,” “believe,” “anticipate,” or “expects” or variations of such words or similar expressions are based on current expectations, speak only as of the date thereof, and are subject to risk and uncertainties. In light of the risks and uncertainties inherent in all future projections, the forward-looking statements in this report should not be considered as a representation by us or any other person that the Company’s objectives or plans will be achieved. The Company cautions investors and analysts that actual results or events could differ materially from those set forth or implied by the forward-looking statements and related assumptions, depending on the outcome of certain important factors including, but not limited to, the following: (i) we are exploring strategic alternatives and the implementation of any of these alternatives could involve substantial uncertainties and risks, including, among other things, the risk of failure in the implementation thereof and significant restructuring costs; (ii) as a result of the recent decline in our ratings and decline in capital, more than 75% of our clients as of January 1, 2006, measured by premium volume, may have the right to cancel their reinsurance contracts, which could result in a substantial loss in premium volume in 2006 and subsequent periods; (iii) the downgrade in, and withdrawal of, the ratings of our reinsurance subsidiaries by rating agencies will materially and negatively impact our business and results of operations; (iv) the decline in, and withdrawal of, our ratings and reduction in our surplus will allow clients to terminate their contracts with us and, with respect to ceded reinsurance, may require us to transfer premiums retained by us into a beneficiary trust; (v) we may not be able to identify or implement strategic alternatives for PXRE; (vi) if our Board of Directors concludes that no feasible strategic alternative would be in the best interests of our shareholders, it may determine that the best course of action is to place the reinsurance operations of PXRE into runoff and eventually commence an orderly winding up and liquidation of PXRE operations over some period of time that is not currently determinable; (vii) if the Board of Directors elects to pursue a strategic alternative that does not involve the continuation of meaningful property catastrophe reinsurance business, there is a risk that the Company could incur material charges or termination fees in connection with our collateralized catastrophe facilities and certain multiyear ceded reinsurance agreements; (viii) our ability to continue to operate our business and to identify, evaluate and complete any strategic alternative are dependent on our ability to retain our management and other key employees, and we may not be able to do so; (ix) the market price of our common stock has declined and may decline further as a result of our announcements of increased loss estimates for losses due to Hurricanes Katrina, Rita and Wilma and the ratings downgrades we have experienced; (x) the Company faces significant litigation related to alleged securities law violations; (xi) recent adverse events have affected the market price of our common shares, which may lead to further securities litigation, administrative proceedings or both being brought against us; (xii) reserving for losses includes significant estimates which are also subject to inherent uncertainties; (xiii) because of exposure to catastrophes, our financial results may vary significantly from period to period; (xiv) we may be overexposed to losses in certain geographic areas for certain types of catastrophe events; (xv) we may be overexposed to smaller catastrophe losses and for certain geographic areas and perils due to the cancellations of a substantial portion of our assumed reinsurance contracts following our recent ratings downgrade; (xvi) we operate in a highly competitive environment and no assurance can be given that we will be able to compete effectively in this environment; (xvii) reinsurance prices may decline, which could affect our profitability; (xviii) we may require additional capital in the future; (xix) our investment portfolio is subject to significant market and credit risks which could result in an adverse impact on our financial position or results; (xx) because we depend on a few reinsurance brokers for a large portion of revenue, loss of business provided by any one or more of them could adversely affect us; (xxi) the impact of investigations of broker fee and placement arrangements could adversely impact our ability to write more business; (xxii) we have exited the finite reinsurance business, but claims in respect of finite reinsurance could have an adverse effect on our results of operations; (xxiii) our reliance on reinsurance brokers exposes us to their credit risk; (xxiv) we may be adversely affected by foreign currency fluctuations; (xxv) retrocessional reinsurance subjects us to credit risk and may become unavailable on acceptable terms; (xxvi) we have exhausted our retrocessional coverage with respect to Hurricane Katrina, leaving us exposed to further losses; (xxvii) recoveries under portions of our collateralized facilities are triggered by modeled loss to a notional portfolio, rather than our actual losses arising from a catastrophe event, which creates a potential mismatch between the risks assumed through our inwards reinsurance business and the protection afforded by these facilities; (xxviii) our inability to provide the necessary collateral to cedents could affect its ability to offer reinsurance in certain markets; (xxix) the insurance and reinsurance business is historically cyclical, and we may experience periods with excess underwriting capacity and unfavorable premium rates; conversely, we may have a shortage of underwriting capacity when premium rates are strong; (xxx) regulatory constraints may restrict our ability to operate our business; (xxxi) any determination by the United States Internal Revenue Service (“IRS”) that we or our offshore subsidiaries are subject to U.S. taxation could result in a material adverse impact on the our financial position or results; and (xxxii) any changes in tax laws, tax treaties, tax rules and interpretations could result in a material adverse impact on our financial position or results. In addition to the factors outlined above that are directly related to PXRE's business, PXRE is also subject to general business risks, including, but not limited to, adverse state, federal or foreign legislation and regulation, adverse publicity or news coverage, changes in general economic factors, the loss of key employees and other factors set forth in PXRE's SEC filings. The factors listed above should not be construed as exhaustive. Therefore, actual results or outcomes may differ materially from what is expressed or forecasted in such forward-looking statements.

     PXRE undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events (including catastrophe events), or otherwise.

PXRE Group Ltd.
Unaudited Financial Highlights
(Dollars in thousands except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,

	2006	2005	2006	2005

Gross premiums written	$(22,098)	$66,863	$99,287	$191,563

Net premiums written	$(27,906)	$63,454	$50,987	$177,060

Revenues	$25,206	$90,082	$115,737	$180,062
Losses and expenses	(23,066)	(47,583)	(71,985)	(114,884)

Income before income taxes and convertible
preferred share dividends	2,140	42,499	43,752	65,178
Income tax benefit	—	(1,008)	—	(1,072)

Net income before convertible preferred share dividends	$2,140	$43,507	$43,752	$66,250

Net income per diluted common share	$0.03	$1.30	$0.57	$2.00

Average diluted shares outstanding (000's)	77,090	33,359	77,025	33,186

Financial Position:	June 30, 2006		Dec. 31, 2005

Cash and investments	$1,360,560		$1,660,996
Total assets	1,629,893		2,116,047
Reserve for losses and loss expenses	841,908		1,320,126
Shareholders’ equity	504,538		465,318
Book value per common share (1)	6.51		6.01
Statutory surplus:
PXRE Reinsurance Ltd.	555,900	(2)	530,775	(3)
PXRE Reinsurance Company	133,500	(4)	126,991

	Three Months Ended June 30,		Six Months Ended June 30,

	2006	2005	2006	2005

GAAP Ratios:
Loss ratio	5.6%	30.1%	20.2%	42.7%
Expense ratio	104.5%	24.0%	41.8%	23.6%

Combined ratio	110.1%	54.1%	62.0%	66.3%

Losses Incurred by Segment:
Cat & Risk Excess	$1,654	$23,739	$17,533	$68,505
Exited	(804)	1,386	1,117	1,058

	$850	$25,125	$18,650	$69,563

Commission and Brokerage, Net of Fee Income by Segment:
Cat & Risk Excess	$4,336	$9,546	$16,078	$18,802
Exited	267	37	229	(152)

	$4,603	$9,583	$16,307	$18,650

Underwriting Income (Loss) by Segment: (5)
Cat & Risk Excess	$9,452	$50,086	$58,827	$76,205
Exited	404	(1,374)	(1,388)	(1,564)

	$9,856	$48,712	$57,439	$74,641

	Three Months Ended June 30,		Six Months Ended June 30,

	2006	2005	2006	2005

Underwriting Income Reconciled to Income Before Income Taxes and Convertible Preferred Share Dividends:
Underwriting income (5)	$9,856	$48,712	$57,439	$74,641
Net investment income	13,249	6,681	31,161	17,123
Net realized investment losses	(3,379)	(225)	(8,038)	(332)
Other reinsurance related expense	(2,255)	—	(5,976)	—
Operating expenses	(11,392)	(10,471)	(22,357)	(19,848)
Foreign exchange (losses) gains	(338)	1,414	(1,265)	816
Interest expense	(3,601)	(3,612)	(7,212)	(7,222)

Income before income taxes and convertible preferred share dividends	$2,140	$42,499	$43,752	$65,178

(1)	After considering convertible preferred shares.

(2)	Estimated and before inter-company eliminations.

(3)	Before inter-company eliminations.

(4)	Estimated.

(5)	Underwriting Income (Loss) by Segment (a GAAP financial measure): The Company’s reported underwriting results are its best measure of profitability for its individual underwriting segments and accordingly are disclosed in the footnotes to the Company’s financial statements required by SFAS 131, Disclosures about Segments of an Enterprise and Related Information. Underwriting Income by Segment is calculated by subtracting losses and loss expenses incurred and commission and brokerage, net of fee income from net earned premiums. PXRE does not allocate net investment income, net realized investment gains (losses), other reinsurance related expense, operating expenses, foreign exchange gains or losses, or interest expense to its respective underwriting segments.

These preliminary financial statements are unaudited and do not include footnotes that customarily accompany a complete set of financial statements; these footnotes will be furnished when the Company makes its filing on Form 10-Q for the quarter ended June 30, 2006.

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